Exhibit 99.1

Orient Paper Inc. Announces Fourth Quarter and Full-Year 2010 Results

BAODING, Hebei, China – March 15, 2010, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Highlights

▪	Revenue increased 15.7% year-over-year to $36.3 million
▪	Gross profit increased 49.7% year-over-year to $8.4 million, with gross margin of 23.1%
▪	Operating income rose 64.2% year-over-year to $7.5 million
▪	Operating margin increased to 20.6% from 14.5% in the fourth quarter of 2009
▪	Net income increased 69.5% year-over-year to $5.3 million, or $0.29 per diluted share

Full Year 2010 Highlights

▪	Revenue increased 21.4% to $124.0 million
▪	Gross profit increased 30.7% to $26.2 million with gross margin of 21.1%
▪	Operating income increased 22.1% to $22.0 million
▪	Net income increased 22.3% to $15.6 million, or $0.89 per diluted share

“In 2010, demand for corrugating medium paper and offset printing paper continued to exhibit strong growth in northern China,” stated Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “In addition, the PRC government’s initiatives to eliminate inefficient and polluting paper production further contributed to a regional shortage of paper supply and an increase in the average selling price (“ASP”) of various paper products.  In 2010, we achieved double-digit revenue and net income growth and initiated expansion plans for future growth, including the launch of our new digital photo paper production line and construction of our new 360,000 tons per year corrugating medium paper production line, which we expect to commence operations in the second quarter of 2011 and, upon completion, will significantly expand our production capacity.”

Fourth Quarter 2010 Results

Revenue for the fourth quarter of 2010 increased 15.7% to $36.3 million compared to $31.4 million for the same period last year. The increase in revenue was largely attributable to increase in average selling prices, despite some losses in production quantity in the second half of 2010. Revenue from white paper (medium-grade offset printing paper and writing paper, which was still in production through the end of 2009) was $26.2 million, up 38.1% from $19.0 million for the same period last year.  Of the $26.2 million in fourth quarter 2010 revenues, $8.2 million was generated through sales of finished goods products that the Company purchased from other paper manufacturers, a practice that the Company began in the third quarter of 2010 as an attempt to supplement lost production capacity due to the removal of two boilers.  The Company sold 33,500 tons of white paper in the fourth quarter of 2010, compared to 27,923 tons in the comparable period in 2009.  Total tonnage of white paper (medium-grade offset printing paper and writing paper) produced in the fourth quarter of 2010 was 22,883 tons, compared to 27,923 tons in the comparable period in 2009. The ASP for medium-grade offset printing paper products increased 14% to $783 per ton in the fourth quarter compared to $686 per ton in the fourth quarter of last year.

Revenue from corrugating medium paper was $7.7 million compared to $12.2 million for the same period of 2009, a decrease of 36.8%. The decline in sales of revenue from corrugating medium paper was mainly due to the following temporary adjustments in production: (i) To make room for the Company’s new 360,000 tons per year corrugating medium paper production line and related pulping facilities, the Company demolished an existing 34,000 tons per year corrugating medium paper production line beginning in late June 2010.  The new corrugating medium paper production line is expected to begin production in the second quarter of 2011; (ii) As a condition to expand capacity in the Company’s existing manufacturing plant, the Company was required to remove two old steam boilers in July 2010 and was installing two new energy-efficient models to meet the local government’s environmental protection regulation during the fourth quarter of 2010. The new boilers have been fully installed and the Company has resumed full production since January 2011.  All corrugating medium paper sold by the Company in the fourth quarter of 2010 was produced by the Company’s remaining corrugating medium paper production line. Despite the decrease in quantity sold, ASP for corrugating medium paper rose 28% to $367 per ton compared to $288 per ton in the same period last year.

As a partial remedy for the lost production, in August 2010, the Company entered into finished goods paper supply agreements with paper manufacturers in Hebei Province and the neighboring Shandong province. These paper supply agreements were effective through the end of 2010, with some agreements extending to 2011.  During the fourth quarter, revenue generated from sales of medium-grade offset printing paper and corrugating medium paper finished goods purchased from these vendors pursuant to the supply agreements represented 32% and 0%, respectively, of medium-grade offset printing paper and corrugating medium paper revenue in the fourth quarter of 2010.

Revenue from the Company’s new digital photo paper products which have been introduced since March 2010 was $2.4 million, or 6.5% of total revenue during the fourth quarter of 2010. In the fourth quarter of 2010, the Company’s ASP for its digital photo paper products was $4,294 per ton and the Company sold a total of 544 tons of digital photo paper, up from 304 tons in the third quarter of 2010.

Due to the significant increase in ASPs for the Company’s products, gross profit increased 49.7% to $8.4 million compared to $5.6 million for the fourth quarter of 2009. Overall gross margin was 23.1% compared to 17.9% in the same period last year, due partially to a larger portion of the total gross profit contributed by offset printing paper and digital photo paper products in the fourth quarter of 2010 as opposed to the comparable period in 2009. Gross margin on sales of purchased finished goods of medium-grade printing paper was 7.2% in the fourth quarter of 2011, substantially lower than the gross profit margin of 31.1% of total offset printing paper products produced and sold during the quarter.

Selling, general and administrative expenses (“SG&A”) were $0.9 million, down 14.0% from $1.1 million in the same period last year. The fourth quarter 2010 SG&A expenses include $0.8 million in expenses related to the special investigation and shareholder class action.  The 2009 fourth quarter SG&A expenses included certain one-time charges related to the private placement transaction and listing of the Company’s stock on the NYSE AMEX.

Operating income was $7.5 million, up 64.2% from $4.5 million in the fourth quarter of 2009.

Net income was $5.3 million, up 69.5% from $3.1 million in the same period last year. Basic and diluted earnings per share for the fourth quarter of 2010 were $0.29 compared to $0.21 for the same period a year ago.

Full Year 2010 Results

Total revenue for fiscal year ended December 31, 2010, was $124.0 million, up 21.4%, from $102.1 million in 2009. Gross profit was $26.2 million, up 30.7%, from gross profit of $20.0 million last year. Gross margin was 21.1%, an increase of 150 basis points from 19.6% for the same period a year ago. Operating income was $22.0 million, up 22.1% from $18.0 million in 2009. Net income was $15.6 million, up 22.3% from $12.7 million in fiscal year 2009. Basic and diluted earnings per share were $0.89 compared to $1.04 in fiscal year 2009.

Financial Condition

As of December 31, 2010, Orient Paper had $11.3 million in unrestricted cash, as compared to $6.9 million at the end of 2009. Working capital was $9.3 million by the end of December 31, 2010. The Company had $6.9 million in short-term debt as well as $2.2 million in long term debt. As of December 31, 2010, shareholders’ equity totaled $101.5 million compared to $56.3 million at the end of 2009.

In 2010, Orient Paper generated net cash flow from operating activities of $20.4 million, representing an increase of $5.3 million or 35.4% from $15.0 million for the comparable period in 2009

Business Outlook

In January 2011, Orient Paper completed the installation of two new energy efficient boilers to replace two old steam boilers that, as previously announced, were removed in July 2010, per the requirement of the Baoding City Environmental Protection Agency in connection with the government's approval of the Company's pending new 360,000 tons per year corrugating medium paper production line. The Company has resumed full production on its corrugating medium paper and offset printing paper lines since January 2011.

Orient Paper’s new 360,000 tons per annum paper production line is currently under construction and management expects to complete the installation and begin production in the second quarter of 2011. In addition, the Company expects fiscal 2011 corrugating medium paper production to reach approximately 222,000 tons to 246,000 tons, of which up to approximately 130,000 tons will be contributed by the new production line; medium-grade offset printing paper production to reach 104,000 tons to 110,000 tons; and digital photo paper production to expand to 2,300 tons to 2,500 tons. The Company expects that at the end of 2011, the new 360,000 tons corrugating medium paper production line will ramp up to an annualized utilization rate of 67%.

Despite the delay of the completion of the new production line, the Company reaffirms its previously provided guidance as a result of higher than expected ASPs in 2011 for the Company’s products and the extension of the Company’s finished goods paper supplier agreements into year 2011.  The Company continues to expect 2011 revenues of between $186 million and $206 million, gross profit of between $36 million and $40 million, net income of between $24 million and $27 million, and basic and diluted earnings per share of between $1.33 and $1.46.

Mr. Liu added, “In 2011, Orient Paper will be well positioned to benefit from growing market demand and industry consolidation in China due to our expanded production capacity and strengthened market position. With our resumed production capacity of medium-grade offset printing paper, the new 360,000 tons per year corrugating medium paper production line, and the advanced digital photo paper production line, we are confident in our ability to achieve our financial and business objectives in 2011.”

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Wednesday, March 16, 2011, to discuss the 2010 fourth quarter and year-end financial results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 866 395 5819. International callers should dial +1 706 643 6986. The conference call ID number is 51301149.

For those who are unable to participate in the call at this time, a replay will be available starting on Wednesday, March 16, 2011 at 1:00 p.m. Eastern Time, through Wednesday, March 30, 2011. To access the replay, dial +1 800 642 1687. International callers should dial +1 706 645 9291. The conference ID number for the replay is 51301149.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

– Financial Tables Follow –

ORIENT PAPER, INC. CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2010 AND 2009

ASSETS
	December 31, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$11,348,108	$6,949,953
Restricted cash	-	29,105
Note receivable	308,539	-
Accounts receivable (net of allowance for doubtful
Accounts of $37,535 and $41,977 as of December 31, 2010 and 2009, respectively) and 2009, respectively)	1,839,235	2,056,858
Inventories	7,422,518	6,926,392
Prepayments and other current assets	184,723	434,093
Total current assets	21,103,123	16,396,401

Prepayment on property, plant and equipment	6,957,258	-
Property, plant and equipment, net	87,445,960	55,303,753
Total Assets	$115,506,341	$71,700,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term bank loans	$2,873,650	$4,273,750
Current portion of long-term debt	2,008,530	-
Current portion of related party loans	2,041,804	-
Accounts payable	413,468	1,819,448
Accrued payroll and employee benefits	336,932	271,208
Other payables and accrued liabilities	2,363,686	1,662,673
Income taxes payable	1,717,127	1,345,069
Total current liabilities	11,755,197	9,372,148

Loan from credit union	-	1,942,315
Loan from related parties	2,209,068	4,110,735
Total liabilities	13,964,265	15,425,198
Commitments and Contingencies	-	-

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001
par value per share, 18,344,811 and 14,875,714 shares issued and outstanding as of December 31, 2010 and 2009, respectively	18,345	14,876
Additional paid-in capital	45,727,656	19,169,469
Statutory earnings reserve	5,661,587	4,442,450
Accumulated other comprehensive income	7,138,233	3,984,305
Retained earnings	42,996,255	28,663,856
Total stockholders' equity	101,542,076	56,274,956
Total Liabilities and Stockholders' Equity	$115,506,341	$71,700,154

ORIENT PAPER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Three Months Ended		The Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$36,268,275	$31,356,356	$123,989,917	$102,142,828
Cost of Sales	(27,881,359)	(25,752,172)	(97,814,315)	(82,107,531)
Gross Profit	8,386,915	5,604,184	26,175,602	20,035,297

Selling, General and Administrative Expenses	(914,317)	(1,062,963)	(3,074,256)	(2,029,201)
Loss from Disposal of Property, Plant and Equipment	(17,342)	-	(1,115,362)	-
Income from Operations	7,455,257	4,541,222	21,985,984	18,006,096

Other Income (Expense):
Interest income	32,325	41,146	163,183	108,610
Interest expense	(163,439)	(103,877)	(633,010)	(728,429)
Income before Income Taxes	7,324,143	4,478,490	21,516,157	17,386,277

Provision for Income Taxes	(2,014,784)	(1,345,138)	(5,964,621)	(4,666,069)
Net Income	5,309,359	3,133,352	15,551,536	12,720,208
Other Comprehensive Income:
Foreign currency translation adjustment	1,319,315	(10,423)	3,159,472	(108,534)
Total Comprehensive Income	$6,628,674	$3,122,929	$18,711,008	$12,611,674

Earnings Per Share:
Basic Earning per Share	$0.29	$0.21	$0.89	$1.04
Fully Diluted Earning per Share	$0.29	$0.21	$0.89	$1.04

Weighted Average Number of Shares
Outstanding - Basic	18,344,811	14,605,912	17,435,218	12,221,782
Outstanding - Fully Diluted	18,344,811	14,630,912	17,436,246	12,232,878

ORIENT PAPER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Year Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$15,551,536	$12,720,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,147,777	3,510,082
Loss from Disposal of Property, Plant and Equipment	1,115,362	-
Impairment on accounts receivable	(5,728)	41,954
Stock-based expense for service received	101,046	560,182
Changes in operating assets and liabilities:
Accounts and note receivable	(14,557)	(676,861)
Prepayments and other current assets	138,782	(318,765)
Inventories	(253,598)	(4,111,602)
Accounts payable	(1,431,851)	1,818,470
Accrued payroll and employee benefits	56,246	43,710
Other payables and accrued liabilities	636,553	849,028
Income taxes payable	318,170	602,264

Net Cash Provided by Operating Activities	20,359,738	15,038,670

Cash Flows from Investing Activities:
Prepayment for property, plant and equipment	(6,785,912)	-
Purchases of property, plant and equipment	(34,774,829)	(13,604,113)

Net Cash Used in Investing Activities	(41,560,741)	(13,604,113)

Cash Flows from Financing Activities:
Proceeds from related party loans	200,000	-
Repayment of related party loans	(200,000)	-
Proceeds from common stock issued in private placement, net	-	4,898,849
Proceeds from short term loans	885,119	-
Repayments of short term loans	(2,392,843)	(2,562,891)
Proceeds from public offering of common stock	26,570,161	-
Reclassification of restricted cash to cash and cash equivalents	29,105	(29,105)

Net Cash Provided by Financing Activities	25,091,542	2,306,853

Effect of Exchange Rate Changes on Cash and Cash Equivalents	507,616	(25,876)

Net Increase in Cash and Cash Equivalents	4,398,155	3,715,534

Cash and Cash Equivalents - Beginning of Period	6,949,953	3,234,419

Cash and Cash Equivalents - End of Period	$11,348,108	$6,949,953

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com